                                                                    EXHIBIT 99.3

                             PETROLITE CORPORATION
                              369 MARSHALL AVENUE
                           ST. LOUIS, MISSOURI 63119
                                 (314) 961-3500

                                                                    May 30, 1997

Dear Stockholder:

     You are invited to attend the Annual Meeting of Stockholders (the "Petrolite Annual Meeting") of Petrolite Corporation ("Petrolite") to be held on July 1, 1997, at 11:00 a.m., at the Doubletree Hotel and Conference Center, 16625 Swingley Ridge Road, Chesterfield, Missouri 63017. At the Petrolite Annual Meeting, you will be asked to consider a special proposal in addition to routine annual meeting proposals. The proposals are explained in detail in the accompanying Joint Proxy Statement/Prospectus.

     At the Petrolite Annual Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement") and the transactions contemplated thereby, pursuant to which an indirect wholly owned subsidiary of Baker Hughes Incorporated ("Baker Hughes") will be merged with and into Petrolite (the "Petrolite Merger"), with Petrolite surviving as an indirect wholly owned subsidiary of Baker Hughes. As a result of the Petrolite Merger, each share of capital stock, without par value, of Petrolite ("Petrolite Common Stock") issued and outstanding immediately prior to the effective time of the Petrolite Merger (other than shares owned by Baker Hughes or any of its wholly owned subsidiaries or by Wm. S. Barnickel & Company ("Barnickel")) will be converted into the right to receive shares of common stock, par value $1.00 per share, of Baker Hughes ("Baker Hughes Common Stock") having a value of $61.00, based on the average of the per share closing prices of Baker Hughes Common Stock as reported on the New York Stock Exchange, Inc. for the ten consecutive trading days ending immediately prior to the second trading day prior to the closing date of the Petrolite Merger (the "Petrolite Exchange Ratio"). The Baker Hughes Common Stock issuable to stockholders of Petrolite (other than Barnickel) would have an aggregate value of approximately $370 million. The Merger Agreement also provides that, immediately prior to the Petrolite Merger, a wholly owned subsidiary of Baker Hughes will be merged with and into Barnickel, the holder of approximately 47.1% of the outstanding shares of Petrolite Common Stock, with Barnickel surviving as a wholly owned subsidiary of Baker Hughes and the outstanding shares of common stock of Barnickel being converted into shares of Baker Hughes Common Stock having a value (based on the average of the closing prices referred to above) based on the same $61.00 per share value for the Petrolite Common Stock owned by Barnickel and the net after-tax value of the remainder of Barnickel's assets. Based on Barnickel's ownership of Petrolite Common Stock and assuming a net after-tax value of Barnickel's assets other than Petrolite Common Stock of $29.1 million and no exercise of dissenters' rights by stockholders of Barnickel, the Baker Hughes Common Stock issuable to stockholders of Barnickel would have an aggregate value of approximately $355 million.

     This strategic combination of Petrolite and Baker Hughes will provide our stockholders with immediate value appreciation, as well as the opportunity for continued equity participation in the future growth prospects of the combined enterprise. In addition, this transaction fulfills our previously stated intention to explore, together with Barnickel, a sale or merger of Petrolite on the most advantageous terms for all Petrolite stockholders. See "The
Mergers -- Reasons for the Mergers -- Petrolite's Reasons for the Mergers" in the accompanying Joint Proxy Statement/Prospectus.

     The Board of Directors of Petrolite has carefully reviewed and considered the terms and conditions of the proposed Petrolite Merger. The Board of Directors has received written opinions from Goldman, Sachs & Co. and A.G. Edwards & Sons, Inc. as to the fairness of the Petrolite Exchange Ratio to holders of Petrolite Common Stock (other than Barnickel). Copies of these opinions are attached as Appendix B and Appendix C, respectively, to the accompanying Joint Proxy Statement/Prospectus.

     Under Delaware law, the affirmative vote of the holders of at least a majority of the outstanding shares of Petrolite Common Stock entitled to vote on the matter is required to approve and adopt the Merger Agreement. In addition, under the Merger Agreement, it is a condition to Petrolite's obligation to consummate the Petrolite Merger that the Petrolite Merger be approved by the holders of a majority of the outstanding shares of Petrolite Common Stock voting on such matter, other than Barnickel. Under Delaware law, Petrolite's stockholders will not be entitled to any appraisal or dissenters' rights in connection with the Petrolite Merger.

     THE BOARD OF DIRECTORS OF PETROLITE HAS DETERMINED THAT THE PETROLITE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, PETROLITE AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     In addition, at the Petrolite Annual Meeting, you will be asked to vote on the election of eight Directors, each to hold office until his successor is elected and qualified or until consummation of the Petrolite Merger, as well as any other business that may properly come before the meeting.

     I urge you to carefully review and consider the accompanying Notice of Annual Meeting of Stockholders, Joint Proxy Statement/Prospectus and proxy, which contain a detailed description of the Merger Agreement, the Petrolite Merger and related matters.

     If the Merger Agreement is approved and adopted and the Petrolite Merger is consummated, you will be sent instructions regarding the surrender of your certificates representing shares of Petrolite Common Stock. Please do not send any stock certificates at this time.

     Whether or not you plan to attend the Petrolite Annual Meeting personally, please complete, sign and date the enclosed proxy and return it as soon as possible in the enclosed postage prepaid envelope provided. You may revoke your proxy any time prior to its exercise, and you may attend the Petrolite Annual Meeting and vote in person, even if you have previously returned your proxy.

     We thank you for your prompt attention to this matter.

                                            Sincerely,

                                            Paul H. Hatfield
                                            PAUL H. HATFIELD
                                            Chairman, President and Chief
                                            Executive Officer

                             PETROLITE CORPORATION
                              369 MARSHALL AVENUE
                           ST. LOUIS, MISSOURI 63119
                                 (314) 961-3500

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 1, 1997

To the Stockholders of Petrolite Corporation:

     The Annual Meeting of the Stockholders (the "Petrolite Annual Meeting") of Petrolite Corporation, a Delaware corporation ("Petrolite"), will be held on July 1, 1997, at 11:00 a.m., local time, at the Doubletree Hotel and Conference Center, 16625 Swingley Ridge Road, Chesterfield, Missouri 63017 for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of February 25, 1997 (the "Merger Agreement"), by and among Baker Hughes Incorporated, a Delaware corporation ("Baker Hughes"), Baker Hughes Missouri, Inc., a Missouri corporation and a wholly owned subsidiary of Baker Hughes ("Merger Sub"), Baker Hughes Delaware, Inc., a Delaware corporation and a wholly owned subsidiary of Merger Sub ("Merger Grandsub"), Petrolite and Wm. S. Barnickel & Company, a Missouri corporation ("Barnickel"), and the transactions contemplated thereby. Pursuant to the Merger Agreement, among other things, (a) Merger Sub will be merged with and into Barnickel (the "Barnickel Merger"), the holder of approximately 47.1% of the outstanding shares of capital stock, without par value, of Petrolite ("Petrolite Common Stock"), with Barnickel surviving as a wholly owned subsidiary of Baker Hughes and (b) immediately following the Barnickel Merger, Merger Grandsub will be merged with and into Petrolite (the "Petrolite Merger"), with Petrolite surviving as a wholly owned subsidiary of Barnickel. As a result of the Petrolite Merger, each share of Petrolite Common Stock issued and outstanding immediately prior to the effective time of the Petrolite Merger (other than shares owned by Baker Hughes or any of its wholly owned subsidiaries or by Barnickel) will be converted into the right to receive shares of common stock, par value $1.00 per share, of Baker Hughes ("Baker Hughes Common Stock") having a value of $61.00, based on the average of the per share closing prices of Baker Hughes Common Stock as reported on the New York Stock Exchange, Inc. for the ten consecutive trading days ending immediately prior to the second trading day prior to the closing date of the Petrolite Merger. As a result of the Barnickel Merger, the outstanding shares of common stock of Barnickel will be converted into shares of Baker Hughes Common Stock, on the terms and as more fully described in the accompanying Joint Proxy Statement/Prospectus.

          2. To elect eight Directors, each to hold office until his successor is elected and qualified or until the Petrolite Merger is consummated.

          3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on May 9, 1997 are entitled to notice of, and to vote at, the Petrolite Annual Meeting or any adjournment or postponement thereof. A list of such stockholders will be available for examination during ordinary business hours at the offices of Petrolite, 369 Marshall Avenue, St. Louis, Missouri 63119, for a period of at least ten days prior to the Petrolite Annual Meeting.

     A Joint Proxy Statement/Prospectus containing a detailed description of the matters to be considered at the Petrolite Annual Meeting accompanies this notice.

     You are invited to attend the Petrolite Annual Meeting in person. Whether or not you plan to attend the Petrolite Annual Meeting personally, please complete, sign and date the enclosed proxy and return it as soon as possible in the enclosed postage prepaid envelope provided. You may revoke your proxy any time prior to its exercise, and you may attend the Petrolite Annual Meeting and vote in person, even if you have previously returned your proxy.

                                            By order of the Board of Directors,

                                            Charles R. Miller
                                            CHARLES R. MILLER
                                            Secretary

May 30, 1997